Dear Fellow Shareholders:

2008 was a transformative year for our young Company. With the acquisition of Traffix, Inc. earlier in the year, we moved from a young, mobile content upstart into a diversified online marketing and mobile media company. Our strategy of combining the respective talents of these two companies proved beneficial.

After three relatively strong quarters, the final quarter of 2008 was certainly a challenging one. It is evident the Company’s business model is hampered by near term macroeconomic challenges to both consumer demand for our proprietary products and advertising sales within our media. Through this time period, we still remained dedicated to capital preservation, new product innovation and deployment, strategic and accretive investments, and operating expense reductions largely gained through post merger integration.

We ended 2008 with a strong balance sheet, positive operating cash flows, and strong operating synergies while also making several strategic investments in our future growth strategy. Our top line year-over-year pro forma revenue growth was driven by an increase in our media business' premium billed subscription revenue, and our interactive agency producing strong results in both search engine marketing and search engine optimization services for branded advertisers. Notwithstanding the company's strong year-over-year performance, our media business' growth slowed during the second half of 2008, including the fourth quarter, due to a combination of constantly changing market regulations, non-recurring industry wide operational challenges, and general economic uncertainty. Over the past several months our team has worked diligently to address these specific challenges, and I will share with you the positive action steps already taken on a go-forward plan to re-ignite subscriber growth, lifetime values, and advertising revenue on our extensive media network.

Looking ahead to 2009, as a whole, we do anticipate continued headwinds from the macroeconomic environment. However, we believe our flexible business model, combined with our refocused service offering, key new products, expanded billing capabilities, international reach, and new advertising platform will enable the company to grow while competitively positioning itself as a long term leader in addressing two significant growth markets: online performance based advertising and mobile premium build content services.

This transformation will continue into the current fiscal year 2009. Historically, the Company invested heavily in building a large-scale, domestic media and distribution network that generates well over 20 million unique visitors per month and acquiring 25,000 new user registrations each day. As a result, the Company has over 40 million cell phone records in its database. The maturation of Internet and mobile media through faster network speeds, rich media, Internet enabled devices, and growing consumer demand for innovative, cross media products creates an important opportunity for the Company to extend from its strong roots in high volume distribution to a more product centric company. Prospectively, the Company will focus on deploying high quality content and new products, increasing the lifetime value of our subscribers, and associated gross profits of the online impressions we serve each day.

In short, we need to be our own biggest advertiser with compelling, subscription based products consumers value. Today, we are not yet at this goal and aim to change this during fiscal year 2009. When our direct to consumer business is growing, our profit margins reflect a strong and scalable business model. Subsequently, the Company is focused on deploying new proprietary products distributed through a mix of media we control. Some specific examples follow:

During 2008 a beta version of the Kazaa music service was successfully launched with our exclusive partner, Brilliant Digital, delivering a full track, fully licensed music subscription service with associated mobile content delivered on the handset. The service will be monetized, leveraging our alternative billing infrastructure, paid on a consumer's mobile or fixed line phone, which will allow us to acquire customers at a much lower cost than competitive music subscription services. The ongoing test results – where we are already acquiring approximately 500 customers per day - are positive and quite encouraging. The next version of this service aims to include a social discovery and community sharing application alongside a portable application a consumer can access on the go. According to Forrester, US digital music sales account for only 18% of the market today but will increase exponentially to 41% over the next few years, providing a significant and growing opportunity for the Company.

Also during 2008, we commenced the co-development of a fast growing, social media commerce application called Shopit, which is similar to eBay but for a social network. Shopit facilitates commerce across well-known social media applications like Facebook and MySpace, where sellers can quickly set up individual items for sale or entire stores to merchandise to friends in their network. The first version of this application has already attracted over 750,000 people to download a Shopit widget while the Shopit publishing network is growing by millions of impressions each week. The next version of this product – recently launched in the current second quarter - will have a premium, value-added subscription service where consumers are given store fronts to merchandise to friends in their network and media to advertise their products and services outside of their networks. Consistent with our business model much of the billing will take place on the user's land line or mobile phone.

Another investment made during 2008 centered on our expanded alternative billing capabilities to land line phones in addition to its mobile phone billing infrastructure. Our 36% minority investment in The Billing Resource, known as TBR, provides the ability to bill consumers for direct-to-consumer, digital entertainment products like games, music, or membership clubs through their home phone bills. Only a few companies in the US own and operate the underlying contracts with the local exchange carriers since they typically take years and cost millions to obtain. Consequently TBR, which is already operating profitably, gives Atrinsic a significant barrier to entry against competitors while providing us the fastest, least expensive, and lowest risk way to enter this market. With these new billing assets we will be able to further monetize our existing audience with limited additional investments, taking advantage of the fixed line phone data we already capture from many of our customers.

Our international expansion also became a reality in 2008, which aims to sequentially grow our direct-to-consumer business over the following quarters. During 2008 we developed the operational capability to acquire mobile content customers in several international markets, such as Canada, the United Kingdom, and Australia. We are doing so through leveraging our existing infrastructure and adding limited overhead to our cost base. The company does anticipate re-energizing growth in its direct-to-consumer media business through these strategic initiatives, and we plan to update shareholders with specific progress on the previously outlined new products, new premium billing capabilities, and international distribution over the coming quarters.

Finally, I'd like to turn to our most relevant capital investment, the Company's new technology platform. Over the past two and a half years, Atrinsic grew quickly through both organic means and a business combination. Through this process the company has built and inherited several technology platforms to support and operate its core business. Recently we began development on our second generation, open source technology platform that will give us a 360 degree view into all our content, media, and distribution assets, making it easier and transparent for advertisers to work with us, provide support for all types of performance based media metrics, and be more efficient in how we deploy our technology resources. Most importantly, the platform which has been well received by new and existing advertisers expands our ability beyond lead generation services to delivering actual order transactions for our clients. We expect the first phase of the platform to be operational and in production in late June, early July, 2009 and serve as a catalyst to integrate our multiple technology applications into a single, common framework. Doing so will not only enable the company to operate with faster speed to market and a unique selling point, but do so while decreasing the ratio of technical resources when compared to sales and marketing personnel within the company.

Financial Highlights 2008

Key financial highlights for 2008 included:

•	Pro Forma revenues of $128.4 million, resulting in Proforma Adjusted EBITDA of $7.7 million. On a year over year basis, ProForma revenues increased $6.2 million or 5%.

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Pro Forma Adjusted EBITDA increased from $4.9 million in 2007 to $7.7 million in 2008, an increase of $2.8 million or 57%. These results represent growth accomplished during a period of post merger integration, reinvestment in new initiative, and coupled with the other marketplace challenges facing our growing and dynamic company.

A reconciliation of Pro Forma financial information to GAAP is included in a previously issued press release filed on Form 8-K on March 26, 2009.

In 2008, the Company was also effective in managing its operating expenses. Total Operating expenses, on a proforma basis, excluding a non cash impairment charge totaled $132 million compared to $140.8 million for 2007. We are continuously monitoring our operating performance and will realign fixed and variable expenses where necessary to accomplish our goals.

Inclusive of the Company’s cash flow generation, the Company ended the year with approximately $24.7 million in cash, cash equivalents and marketable securities, and over $23.7 million in available working capital. Atrinsic put its balance sheet to work for shareholders over the year, investing approximately $4.0 million in share repurchases, $2.5 million to fund strategic investments, approximately $2.0 million in capital expenditures which were necessary to complete our facility consolidation and invest in the technology necessary to improve our product and gain operating efficiencies.

We remain disciplined, in aligning costs, developing new and innovative products and services, and preserving our balance sheet. The balance sheet we created will help organically meet the opportunities and challenges in the year ahead. In addition, it is likely that the current business environment will provide opportunities for the Company to explore business combinations at reasonable valuations. Any such combination will enable us to scale our business, compliment our product and service offerings in select verticals, and expand our digital media footprint.

Board of Directors

Last but certainly not least, 2008 brought some great changes to our Board of Directors. In doing so, we have enhanced our Board with strong experienced operators with digital content and media expertise. Our new chairman, Jerome Chazen, former Founder and Chief Executive Officer of Liz Claiborne brings years of experience as a skilled entrepreneur and a public company executive to our Board. His background and experience will be invaluable to the Company's next stage of growth.

Mark Dyne, an early investor of Skype and a board member of Joost.com joined our board as a non-independent director. Mark brings a wealth of entrepreneurial and international experience to the Company with a unique background in digital content and innovative, disruptive technologies. His appointment demonstrates his commitment to the long-term prospects of our business.

Finally, Jeffrey Schwartz the former CEO of Autobytel.com and VP of Corporate Alliance at Disney was appointed as an independent Director of our Board. Jeffrey's strong background in digital content and performance based marketing will be instrumental in supporting the build out of our business model.

Again, I believe the incoming Board of Directors reflect a diverse set of successful entrepreneurs, past public company operators, digital content experts, and equity ownership aligned with all of our shareholders. I look forward to working with all of the new members.

On behalf of my fellow Atrinsic employees and Board of Directors, thank you for your continued support. 2008 was certainly a year many businesses, including our own, faced many discrete challenges. We still believe the Company is well positioned to address two of the fastest growing, evolving markets – online and mobile media – with a unique business model. We look forward to updating you as the current year progresses.

Sincerely,

Burton Katz

Chief Executive Officer

This letter contains forward looking statements regarding events, performance, financials trends and the Company’s plans for the future. Various factors could affect future results and could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Some of those factors are identified herein and in our periodic reports filed with the Securities and Exchange Commission.